STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT made this _____ day of ___________, 20__, between ______________________ (the "Optionee"), and USA Video Interactive Corp. (the "Company").

1.          GRANT OF OPTION

Pursuant to the provisions of the 2005 Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an option to purchase from the Company all or any part of an aggregate of _______ common shares in its capital stock at the purchase price of $_______  per share (the “Option”).  The provisions of the Plan governing the terms and conditions of the Option are incorporated in full herein by reference.

2.          EXERCISE

The Option shall be exercisable in whole or in part on or after ___________, 20__ at any time on or before 4:00 pm. Vancouver time, on _________, 20__.

The Option shall be exercisable by the delivery to and receipt by the Company of (i) written notice of election to exercise specifying the number of shares to be purchased; (ii) accompanied by payment of the full purchase price thereof by way of certified check, payable to the order of the Company.  The Option may also be exercised by way of a “cashless exercise”, as more particularly described in the Plan.  A share certificate evidencing the common shares thereby acquired will be issued to the Optionee by the Company’s transfer agent in accordance with the Plan.

3.          HOLD PERIOD

Pursuant to the policies of the TSX Venture Exchange, any shares acquired upon exercise of the Option within four months of the date of the granting of the Option may not be traded until such four-month period has expired and a legend to that effect will be placed on any share certificate issued.

3.          TRANSFERABILITY

The Option evidenced hereby is not assignable or transferable by the Optionee.

USA VIDEO INTERACTIVE CORP.

__________________________________

Authorized Signatory

The Optionee hereby acknowledges receipt of a copy of the Plan, and accepts this Option subject to each and every term and provision of such Plan.  The Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Board of Directors administering the Plan on any questions arising under such Plan.

Dated:_________________

_________________________________